Exhibit 99.1


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
             35 WEST 35TH STREET, SUITE 505, NEW YORK, NY 10001-2205
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

FOR IMMEDIATE RELEASE
---------------------

NYMAGIC, INC. REPORTS 2005 FIRST QUARTER RESULTS


    New York, May 9, 2005-NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended March 31, 2005. Net earnings for the three months ending March 31, 2005 were $3.3 million, or $.37 per diluted share, compared with $2.8 million, or $.28 per diluted share, for the first quarter of 2004.

    Gross premiums written of $49.0 million and net premiums written of $35.4 million for the first quarter of 2005 increased by 29% and 21%, respectively, over the same period of 2004. Net premiums earned were up 43% for the first quarter to $35.5 million. This result reflects growth in premiums written over the past year as well as an increase in net retention. Total revenues of $42.1 million for the first quarter of 2005 increased by 34% over the same period of 2004.

      George R. Trumbull, Chairman and Chief Executive Officer, in commenting on these results said, "We are pleased with the growth in premiums written and net premiums earned in the first quarter of 2005. These results represent the continued successful implementation of our underwriting strategy."

    The loss ratio (net losses and loss adjustment expenses as a percentage of net premiums earned) was 57.7% for the first quarter of 2005 as compared to 64.0% for the same period in 2004. The lower loss ratio in 2005 is primarily due to an improved ocean marine loss ratio.

       Net investment income increased by 39% to $6.6 million for the first quarter of 2005 compared with $4.8 million for the same period of 2004 due to a larger investment portfolio in the first quarter 2005 compared with the first quarter 2004, strong returns from the hedge fund portfolio and higher yields on short term investments.

     General & administrative expenses were up almost $2 million in the first quarter of 2005 compared with the same period of 2004. A significant portion of this increase related to increased personnel expenses and the cost of Sarbanes-Oxley implementation.

     Net realized investment losses after taxes were $0 or $.00 per diluted share for the first quarter of 2005 as compared with net realized investment losses after taxes of $26,000, or $.00 per share, for the first quarter of 2004.

     At March 31, 2005 the Company's total cash and investments amounted to $625.1 million. The investment portfolio at March 31, 2005 consisted of cash and short-term investments of $225.7 million, or 36.1%; fixed maturities of $204.7 million, or 32.7% and limited partnership hedge funds of $194.7 million, or 31.2%.

     During the first quarter of 2005, shareholders' equity declined to $233 million, largely reflecting the repurchase of 1,092,735 shares of Common Stock for approximately $27.1 million; however, book value per share increased to $26.35.

   Mr. Trumbull, in commenting on the overall results for the quarter, said, "We are very pleased with the excellent underwriting results and the increase in investment income for the quarter. These two factors enabled us to deliver good earnings growth while at the same time absorbing some significantly increased expenses."

   NYMAGIC, INC. will hold a conference call on its first quarter 2005 financial results live on Tuesday, May 10, 2005 at 9:00 A.M. EST. The call will last for up to one hour.

   Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 6110833.

    NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

    This report contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2005 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as "intends," "intend," "intended," "believes," "estimates," "expects," "anticipates," "plans," "projects," "forecasts," "goals," "could have," "may have" and similar expressions. These risks could cause actual results for the 2005 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.






                          (Comparative Table Attached)

                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                ----------------
                                   (Unaudited)
                      (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                  2005           2004
                                                  ----           ----
Revenues:
---------
Net premiums earned                            $ 35,527        $ 24,854
Net investment income                             6,604           4,754
Net realized investment losses                      ---             (41)
Commission and other income                          11           1,878
                                                     --           -----

Total revenues                                   42,142          31,445

Expenses:
---------
Net losses & loss adjustment expenses            20,508          15,906
Policy acquisition expenses                       7,616           5,620
General & administrative expenses                 7,232           5,290
Interest expense                                  1,668             372
                                                  -----             ---

Total expenses                                   37,024          27,188
                                                 ------          ------

Income before income taxes                        5,118           4,257

Total income tax expense                          1,801           1,488
                                                  -----           -----

Net earnings                                    $ 3,317         $ 2,769
                                                -------         -------

Earnings per share:
      Basic                                        $.38            $.28
                                                   ----            ----
      Diluted                                      $.37            $.28
                                                   ----            ----

Weighted average shares outstanding:
      Basic                                       8,761           9,725
      Diluted                                     8,905           9,945

Balance sheet data:                           March 31,    December 31,
-------------------                                2005            2004
                                                   ----            ----


Shareholders' equity                            233,015         258,118
Book value per share (1)                         $26.35          $25.91

    (1) Calculated on a fully diluted basis.

Supplementary information:
--------------------------


Gross Premiums Written
  by Line of Business                   Three months ended March 31,
-----------------------                 ----------------------------
                                        2005        2004      Change
                                        ----------------------------
                                           (Dollars in thousands)

Ocean marine ....................        $28,365  $26,985       5%
Inland marine/fire...............          5,354    3,229      66%
Other liability..................         15,201    7,717      97%
                                          ------------------------
Subtotal                                  48,920   37,931      29%
Run off lines (Aircraft).........             87     (24)       NM
                                              --------------------
Total............................        $49,007  $37,907      29%
                                         =========================


Net Premiums Written                    Three months ended March 31,
 by Line of Business                    ----------------------------
--------------------                    2005        2004      Change
                                        ----------------------------
                                           (Dollars in thousands)

Ocean marine ....................        $22,225  $21,673       3%
Inland marine/fire...............          1,698    1,020      66%
Other liability..................         11,427    6,686      71%
                                          ------------------------
Subtotal                                  35,350   29,379      20%
Run off lines (Aircraft).........             47    (107)       NM
                                              --------------------
Total............................        $35,397  $29,272      21%
                                         =========================


Net Premiums Earned                     Three months ended March 31,
by Line of Business                     ----------------------------
-------------------                     2005        2004      Change
                                        ----------------------------
                                           (Dollars in thousands)

Ocean marine ....................        $21,816  $17,864      22%
Inland marine/fire...............          1,461    1,140      28%
Other liability..................         12,204    6,007     103%
                                          ------------------------
Subtotal                                  35,481   25,011      42%
Run off lines (Aircraft).........             46    (157)       NM
                                              --------------------
Total............................        $35,527  $24,854      43%
                                         =========================


     CONTACT:
     NYMAGIC, INC.
     George R. Trumbull/George Kallop, 212-551-0610
          or
     Richard Lewis Communications
     Richard Lewis, 212-827-0020  (24/7)